Mail Stop 3561

                              March 31, 2006


By U.S. Mail

Ms. Polly E. Boe
Chief Financial Officer
RedEnvelope, Inc.
149 New Montgomery Street
San Francisco, California 94105

      RE:	RedEnvelope, Inc.
      Form 10-K for the Fiscal Year Ended April 3, 2005
      Filed July 19, 2005
      File No. 0-50387

Dear Ms. Boe:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Branch Chief


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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE